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                                                                   EXHIBIT 10.12

                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
                OMEGA PROTEIN CORPORATION, OMEGA PROTEIN, INC.
                                      AND
                             BANK OF AMERICA, N.A.

                               DECEMBER 20, 2000


Bank of America, N.A.
Commercial Finance
901 Main Street, 6th Floor
Dallas, Texas  75202

Ladies and Gentlemen:

     Borrowers are pleased to confirm the following agreement by which Bank of America, N.A. (the "BANK") is to provide financing to Omega Protein Corporation, a Nevada corporation ("PARENT") and Omega Protein, Inc., a Virginia corporation ("OPI") (Parent and OPI are sometimes referred to herein collectively as the "BORROWERS" and individually as a "BORROWER"), on the following terms and conditions:

     1.   Collateral.

     (a) Grant of Security. To induce Bank to accept this Agreement and to make loans and provide other financial accommodations to Borrowers from time to time pursuant to its terms, each Borrower hereby grants to Bank for itself and as agent for any Affiliate of Bank a security interest in, and assigns, mortgages and pledges to Bank for itself and as agent for any Affiliate of Bank, all of such Borrower's right, title and interest in and to the following property, whether now owned or hereafter acquired by such Borrower and whether now existing or hereafter arising:

          (i) all accounts, instruments, contract rights, chattel paper, documents and general intangibles, and goods represented by accounts and that are returned (collectively, "RECEIVABLES");

          (ii) all inventory, including all raw materials, work in process, and finished goods of every kind or character, wherever located (collectively, "INVENTORY");

          (iii) all machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor (collectively, "EQUIPMENT");
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          (iv) all contract rights, whether or not earned by performance, all choses in action, all licenses, all rights in respect of Receivables and Inventory including the right to stop goods in transit or to replevy or to reclaim such goods, all patents, trademarks, tradenames, copyrights and applications for any thereof or rights to sue on account of infringement or violation of any thereof, and all other intangible personal property, including tax refund claims;

          (v) all documents, books and records relating to the collateral described above;

          (vi) all investment property, securities and securities accounts, financial assets, and all other accounts of Borrower in which financial assets are held or maintained including without limitation all accounts with any securities intermediary, stock broker, brokerage firm, investment firm, mutual fund, money market account, bank or other entity, and all deposit accounts;

          (vii) all insurance policies and proceeds thereof payable by reason of loss or damage to any collateral;

          (viii) all other property of Borrower now or hereafter in the possession or control of Bank or any of Bank's Affiliates; and

          (ix) all products and proceeds, cash and non-cash, of any and all of the foregoing (all of the property listed in clauses (i) through (ix) is collectively referred to herein as the "COLLATERAL").

     (b) Secured Obligations. Such grant, assignment, mortgage and pledge of the Collateral is made for the purpose of securing, and the Collateral secures and will continue to secure, any and all loans made to Borrowers under this Agreement (including, without limitation the Revolving Loans), together with all other indebtedness and obligations, whether now or hereafter existing, of each Borrower to Bank or any Affiliate of Bank under or in connection with this Agreement, any note, letter of credit, acceptance, foreign exchange contract, any agreement with regard to the assignment of accounts receivable (including any advances or over-advances made thereunder), all contracts of suretyship, guaranty, or accommodation, and all other indebtedness, liabilities and obligations of Borrowers to Bank or any Affiliate of Bank, whether now or hereafter existing, however and whenever created, arising, or evidenced, whether direct or indirect, through assignment from or factoring for third parties, joint, several or joint and several, absolute, contingent, or otherwise, due or to become due, including, without limitation, indebtedness, liabilities and obligations which may be acquired by or assigned to Bank from third parties, it being contemplated that Bank may make such acquisitions (collectively, "SECURED OBLIGATIONS").

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     2.  Loans.

     (a) Revolving Line of Credit. From time to time either Borrower may request on behalf of both Borrowers, and Bank will, subject to the other terms and conditions of this Agreement, lend to Borrowers (all such loans referred to collectively herein as the "REVOLVING LOANS") up to an amount at any time outstanding equal to the lesser of (A) $20,000,000 (the "REVOLVING LINE"), or
(B) the sum (the "BORROWING BASE") of:

          (i) up to eighty-five percent (85%) of the face value of all Receivables of Borrowers (net of any returns, discounts, claims, credits, charges or other allowances, offsets, deductions, counterclaims, disputes or other defenses) other than any Receivable (A) which is unpaid more than sixty (60) days after the original invoice date; (B) arising from sales to Affiliates of any Borrower; (C) owing by a customer of a Borrower (a "CUSTOMER") that, alone or together with its Affiliates who are also Customers, has more than fifty percent (50%) of its then-existing Receivables owing to Borrowers that do not meet the requirements for eligibility set forth in clause (A) above; (D) arising out of sales to Customers located outside the United States of America unless and only to the extent that the goods which gave rise to such Receivable were shipped after receipt by a Borrower from the Customer of an irrevocable letter of credit that (i) has been confirmed by a financial institution acceptable to Bank, (ii) is in form and substance acceptable to Bank, (iii) is payable in the full face amount of the Receivable in Dollars at a place of payment located within the United States, and (iv) has been duly transferred to Bank; (E) arising out of sales to United States governmental entities or agencies; (F) with respect to which a Borrower has breached any warranty or representation; (G) owing by a Customer that has filed (or had filed against it), any petition or other application for relief under federal or state bankruptcy or insolvency laws; (H) owing by a Customer whose credit standing Bank is not or does not continue to be, in Bank's sole discretion, satisfied with in relation to the amount of credit extended; (I) owing by a Customer that alone or with its Affiliates is the obligor on 20% (or more) of Borrowers' Receivables to the extent of the amount of such Receivables over such 20%; (J) arising from finance, delinquency or other charges for the use of money; (K) on which the Customer is also a Borrower's creditor;
     (L) on which Bank does not have a perfected first priority security interest; (M) arising out of sales on a bill and hold, consignment, sale or return, or similar basis for as long as such sales are on such basis; (N) arising out of sales to Customers on C.O.D. or similar terms; or (O) that Bank determines in Bank's sole discretion are not eligible; plus

          (ii) up to the lesser of (1) $10,000,000 or (2) fifty percent (50%) of the lower of the fair market value or cost of each Borrower's Inventory other than Inventory (A) in which Bank does not have a perfected first priority security interest; (B) which is subject to any Lien other than a Permitted Lien; (C) which consists of consigned goods or work in process;
     (D) which is not in good condition or does not meet all standards applicable to such goods imposed by any governmental agency having regulatory authority over such matters; (E) with respect to which a Borrower has breached any warranty or representation; (F) which is not currently saleable, at prices approximating at least the cost thereof, in the normal course of Borrowers' business; (G) which is returned or repossessed or used goods taken in trade; (H) which is in the possession or control of any third party or which is located on premises leased by a Borrower (unless, if located in a

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     warehouse or other facility leased by a Borrower, the warehouseman or lessor has delivered to Bank a waiver and consent in form and substance satisfactory to Bank in its sole discretion) or which is located in a jurisdiction other than the United States of America; (I) that is obsolete or slow moving, (J) that consists of packaging or shipping material or maintenance supplies or shipping or product labels; or (K) that Bank determines in its sole discretion to be ineligible; PROVIDED, HOWEVER, that in determining the "cost" of Inventory, the off season costs of Borrowers, as now calculated for reporting on Borrowers' financial statements, whether such off season costs continue to be so reported or not, shall be excluded;

provided, that the amount available to be borrowed by Borrowers will be reduced by such reserves as Bank deems appropriate in its sole discretion, and that if any Letters of Credit or acceptances have been issued or created by Bank or any Affiliate of Bank for a Borrower's account and remain outstanding, the amount available to be borrowed as a Revolving Loan by Borrowers will be further reduced by the Letter of Credit Exposure (as such term is defined in SECTION 2(d)). The amount borrowed under the Revolving Loan that is repaid may be reborrowed upon the terms and conditions of this Agreement.

     (b) Standards. Bank will determine eligibility and the loan value of Collateral, in Bank's sole discretion, consistent with Bank's experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith. Any advances under the Revolving Line requested by Borrowers and made by Bank or at any time outstanding in excess of the amount then available to be borrowed under this SECTION 2 shall, nevertheless, be subject to the terms of this Agreement, will constitute Secured Obligations for all purposes and be entitled to the benefits of the Collateral.

     (c) Application of Remittances. Borrowers will cause the proceeds of Receivables to be forwarded to a lock box under the control of Bank or, if Bank consents, one or more blocked collection accounts; the proceeds of all Receivables will be applied to payment of Secured Obligations. All checks or other remittances received by any Borrower for application to Receivables will be received by such Borrower in trust for Bank and Borrowers will turn over to Bank the identical remittances as speedily as possible, appropriately endorsed, if necessary. As compensation to Bank for delays in the collection and clearance of such checks, Borrowers agree to pay interest on each remittance from the date of Bank's receipt thereof through the first Business Day which follows at the rate applicable to the Contract Rate Loans. Borrowers will account fully and faithfully for and promptly pay or turn over to Bank proceeds in whatever form received of the sale or other disposition of any Collateral, and Borrowers agree that the inclusion of proceeds in "Collateral" will not be deemed to mean that Bank consents to a Borrower's disposition of Collateral other than in accordance with the terms of this Agreement.

     (d) Letter of Credit Facility.    Bank will, from time to time, issue
standby or documentary Letters of Credit requested by a Borrower provided that
(i) Borrowers would be entitled to an advance under SECTION 2(a) in the amount of the requested Letter of Credit, (ii) the aggregate face amount of such Letters of Credit (including the amount of the requested Letter of Credit) does not exceed $10,000,000 and (iii) any Letter of Credit issued hereunder shall have an

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expiration date no later than the earlier of (A) one year from issuance or (B)
seven days prior to the Maturity Date. Borrowers shall execute and deliver Bank's customary Letter of Credit application for each Letter of Credit, and each Letter of Credit shall be issued in form satisfactory to Bank. If any Letter of Credit is presented for payment by the beneficiary thereof, Bank shall be entitled to cause an advance as a Revolving Loan to be made to reimburse it for the payment under such Letter of Credit, whether or not Borrowers would be entitled to an advance for such amount pursuant to SECTION 2(a). At the time of the issuance of each Letter of Credit, Borrowers shall pay to Bank the customary transaction and issuance fees of Bank. On the first day of each month, Borrowers shall pay to Bank, in arrears, a Letter of Credit fee equal to the greater of
(1) the product of the face amount of the Letter of Credit multiplied by a rate per annum equal to the then effective LIBOR Margin or (2) a minimum letter of credit fee established by Bank, which, as of the date hereof is $300, but which may be changed by Bank in its sole discretion and upon notice thereof to Borrowers. As used herein, "LETTER OF CREDIT EXPOSURE" means, at any time, 100% of the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time for any Borrower's account, plus (ii) the aggregate amount of all drawings under Letters of Credit for any Borrower's account for which Bank has not been reimbursed either directly or through a Revolving Loan made hereunder.

     (e) Conditions to Obligation to Make Loans. Borrowers acknowledge that Bank's obligation to make any Loan to Borrowers or to issue any Letter of Credit is subject to the following terms and conditions:

          (i) Bank has no obligation to make advances under the Revolving Loan to Borrowers or to issue Letters of Credit for the account of either or both Borrowers unless and until Borrowers (a) deliver to Bank, in form and substance satisfactory to Bank in its sole discretion, each note, instrument, legal opinion and other document specified on EXHIBIT A and (b) fulfill the other conditions described on EXHIBIT A.

          (ii) Thereafter, Bank's obligation to continue to make advances to Borrowers under the Revolving Loan and to issue Letters of Credit will be subject to the conditions that, as of the date of any such Loan or other accommodation, (A) no Default (as defined in SECTION 13 (A)) will have occurred and be continuing hereunder and no event or circumstance that with the giving of notice or lapse of time or both would constitute a Default has occurred and is continuing, (B) there will have occurred no material adverse change in Borrowers' financial condition or operations or in Borrowers' business prospects as compared to the state of facts existing on the date of this Agreement, and (C) Borrowers' representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) will be true and correct in all material respects as if made on and as of the date of each subsequent credit request. Each request by a Borrower for an advance under the Revolving Loan or for the issuance of a letter of credit will be deemed to be a reaffirmation of each of Borrowers' warranties and representations hereunder.

          (iii) Further, Bank's obligation to make advances to Borrowers under the Revolving Loan and to issue letters of credit shall terminate on the Maturity Date (as defined in SECTION 15(a)).

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     3.  Mandatory Repayment.  In the event of any Default or upon termination of this Agreement, Borrowers will repay upon demand all of the Secured Obligations. All Secured Obligations are joint and several obligations of Borrowers. If no demand is earlier made, Borrowers will repay all Secured Obligations in full, without demand or notice, on the Maturity Date. If at any time for any reason, the aggregate outstanding principal amount of the Revolving Loans exceeds the amount available to be borrowed, computed in accordance with the provisions of SECTION 2(a), Borrowers will, on demand, repay the outstanding principal amount of the Revolving Loans, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess. To the extent that any accrued interest on any of the Loans is not paid on the date such interest is due as specified herein, Bank may at its option (but with no obligation to do so), add the amount of such accrued interest to the unpaid principal due by Borrowers under the Revolving Loans, in which event such amount will be deemed paid and the aggregate amount thereof shall be treated as a loan under the Revolving Loan.

     4.  Interest and Fees.

     (a)  Interest on Loans.

     (i) Contract Rate Loans. Borrowers will pay interest on the unpaid principal amount of each Contract Rate Loan made to Borrowers for each day from the day such Loan was made until such Loan is paid (whether at maturity, by reason of acceleration or otherwise), or is converted to a Loan of a different Type, at a rate per annum equal to the lesser of (A) the Maximum Rate, or (B) the Contract Rate, payable monthly in arrears on each Interest Payment Date and on the Termination Date.

     (ii) LIBOR Loans. Borrowers will pay interest on the unpaid principal amount of each LIBOR Loan made to Borrowers for the Interest Period applicable thereto at a rate per annum equal to the lesser of (A) the Maximum Rate, or (B) the sum of the LIBOR Margin plus LIBOR (the "LIBOR RATE"), payable in arrears on each Interest Payment Date, on the last day of such Interest Period, and when such LIBOR Loan is paid (whether at maturity, by reason of acceleration or otherwise).

     (iii) LIBOR Loan Request. Borrowers may request and, subject to the other terms hereof, obtain a LIBOR Loan by notifying Bank (which notice shall be irrevocable) not later than 11:00 a.m. (Dallas, Texas, time) on the date two Business Days before the day on which the requested LIBOR Loan is to be made, specifying the effective date and amount of such LIBOR Loan and the duration of the applicable Interest Period. Any such request made by a Borrower shall be binding on both Borrowers.

     (iv) Notice of Borrowing. Any request for a Contract Rate Loan or a LIBOR Loan (a "NOTICE OF BORROWING") shall be made by telephone or in writing (including telecopy) and, in the case of any telephonic notice, shall be immediately followed by a written confirmation thereof in a form acceptable to Bank, provided that the failure to provide written confirmation shall not

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invalidate any telephonic notice and, if such written confirmation differs in any respect from the action taken by Bank, Bank's records shall control absent manifest error. Borrowers may request a Contract Rate Loan by notifying the Bank, before 11:00 a.m. (Dallas, Texas time) on the proposed borrowing date, of its intention to borrow, specifying the effective date and amount of such proposed Contract Rate Loan. Any such request made by a Borrower shall be binding on both Borrowers.

     (v)  Notice of Conversion or Continuation of Loans.    Whenever Borrowers
desire, subject to the provisions of SECTION 4(a)(vi), to convert part or all of an outstanding Contract Rate Loan into a LIBOR Loan, or vice versa, or to continue all or a portion of an outstanding LIBOR Loan for a subsequent Interest Period, Borrowers shall notify Bank (which notice shall be irrevocable) in writing (including telecopy) not later than 11:00 a.m. (Dallas, Texas, time) on the date two Business Days before the day on which a proposed conversion of a LIBOR Loan into a Contract Rate Loan is to be effective (which effective date shall be the last day of the Interest Period applicable to such LIBOR Loan) and two Business Days before the day on which a proposed conversion of a Contract Rate Loan into, or continuation of a LIBOR Loan as, a LIBOR Loan is to be effective (and such effective date of any continuation shall be the last day of the Interest Period for such LIBOR Loan). Each such notice (a "NOTICE OF CONVERSION OR CONTINUATION") shall (a) identify the Loan to be converted or continued, including the Type thereof, the aggregate outstanding principal balance thereof and, in the case of a LIBOR Loan, the last day of the Interest Period therefor, (b) specify the effective date of such conversion or continuation, (c) specify the principal amount of such Loan to be converted or continued and, if converted, the Type or Types of Loan into which conversion of such principal amount or specified portions thereof is to be made, and (d) in the case of any conversion into or continuation as a LIBOR Loan, the Interest Period to be applicable thereto.

     (vi)  Conversion or Continuation.    Provided that no Default shall have
occurred and be continuing and subject to the other terms of this Agreement, Borrower may (a) convert all or any part of any outstanding loan of one Type, either a LIBOR Loan or a Contract Rate Loan, into a loan or loans of the other Type, or (b) continue all or any part of any outstanding Loan of one Type, either a LIBOR Loan or a Contract Rate Loan, as a Loan or Loans of the same Type, in the same aggregate principal amount, on any Business Day (which, in the case of a conversion or continuation of a LIBOR Loan, shall be the last day of the Interest Period applicable to such LIBOR Loan), upon notice (which notice shall be irrevocable) given in accordance with SECTION 4(a)(v).

     (vii) Duration of Interest Periods; Maximum Number of LIBOR Loans; Minimum Increments.

     (1) Subject to the provisions of the definition of "Interest Period", the duration of each Interest Period applicable to a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Notice of Conversion or Continuation. Borrowers may elect a subsequent Interest Period to be applicable to any LIBOR Loan by giving a Notice of Conversion or Continuation with respect to such Loan in accordance with SECTION 4(a)(v).

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     (2) If Bank does not receive a Notice of Conversion or Continuation in accordance with SECTION 4(a)(v) with respect to the continuation of a LIBOR Loan within the applicable time limits specified in SECTION 4(a)(v), or if, when such notice must be given, a Default exists or such Type of Loan is not available, Borrowers shall be deemed to have elected to convert such LIBOR Loan in whole into a Contract Rate Loan on the last day of the Interest Period therefor.

     (3) Notwithstanding the foregoing, Borrowers may not select an Interest Period that would end, but for the provisions of the definition "Interest Period," after the date that is thirty days prior to the then effective Maturity Date.

     (4) In no event shall there be more than five (5) LIBOR Loans outstanding hereunder at any time. For the purpose of this subsection (4), each LIBOR Loan having a distinct Interest Period shall be deemed to be a separate LIBOR Loan hereunder.

     (5) Each LIBOR Loan shall be in a minimum amount of $1,000,000 or increments of $500,000 in excess thereof.

     (viii)  Changed Circumstances.

     (1) If the introduction of or any change in or in the interpretation of (in each case, after the date hereof) any law or regulation makes it unlawful, or any governmental authority asserts, after the date hereof, that it is unlawful, for Bank to perform Bank's obligations hereunder to make or maintain LIBOR Loans, Bank shall notify Borrowers of such event, and Borrowers' right to select LIBOR Loans for any subsequent Interest Period or in connection with any subsequent conversion of any Loan shall be suspended until Bank shall notify Borrowers that the circumstances causing such suspension no longer exist, and, if it is unlawful to maintain LIBOR Loans, Borrowers shall forthwith prepay in full all LIBOR Loans then outstanding, and shall pay all interest accrued thereon through the date of such prepayment or conversion; provided, that if the date of such repayment or proposed conversion is not the last day of the Interest Period applicable to such LIBOR Loans, Borrowers shall also pay any amount due pursuant to SECTION 4(a)(ix).

     (2) If Bank shall, prior to the disbursement of any requested Loan or the effective date of any conversion or continuation of an existing Loan to be made or continued as or converted into a LIBOR Loan (each such requested Loan made and Loan to be converted or continued, a "PENDING LOAN"), notify Borrowers that LIBOR will not adequately reflect the cost to Bank of making or funding such Pending Loan as a LIBOR Loan or that the Interbank Offered Rate is not determinable from any interest rate reporting service of recognized standing, then Borrowers' right to select LIBOR Loans for such Pending Loan, any subsequent Loan, or in connection with any subsequent conversion or continuation of any Loan, shall be suspended until Bank shall notify Borrowers that the circumstances causing such suspension no longer exist, and each Loan comprising each Pending Loan and each such subsequent Loan requested to be made, continued or converted shall be made or continued as or converted into a Contract Rate Loan.

     (ix) Funding Losses. The Borrowers shall reimburse Bank and hold Bank harmless

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from any loss or expense which Bank may sustain or incur as a consequence of:

          (a) the failure of the Borrowers to make on a timely basis any payment of principal of any LIBOR Loan;

          (b) the failure of the Borrowers to borrow, continue, or convert a Loan after Borrowers have given (or are deemed to have given) a Notice of Borrowing or a Notice of Conversation/Continuation;

          (c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loan on a day that is not the last day of the relevant Interest Period;

including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by Bank in connection with the foregoing. Upon the occurrence of any prepayment or payment described in clause (c) preceding, the Borrowers shall pay to Bank a prepayment fee in an amount reasonably determined by Bank. Borrowers shall pay such amounts described in this Section upon presentation by Bank of a statement setting forth the amounts and Bank=s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

     (x)  Increased Costs and Reduced Returns.    Borrowers agree that if any
law now or hereafter in effect and whether or not presently applicable to Bank or any request, guideline or directive of any governmental authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) or the interpretation or administration thereof by any governmental authority, shall either (a)(i) impose, affect, modify or deem applicable any reserve, special deposit, capital maintenance or similar requirement against any Loan, (ii) impose on Bank any other condition regarding any Loan, this Agreement, the promissory notes or the facilities provided hereunder, or (iii) result in any requirement regarding capital adequacy (including any risk-based capital guidelines) affecting Bank being imposed or modified or deemed applicable to Bank, or (b) subject Bank to any taxes on the recording, registration, notarization or other formalization of the Loans or the promissory notes, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to Bank of making, funding or maintaining any Loan or to reduce the amount of any sum receivable by Bank or Bank's rate of return on capital with respect to any Loan to a level below that which Bank could have achieved but for such imposition, modification or deemed applicability (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank (in the exercise of Bank's reasonable discretion) to be material, then, upon demand by Bank, Borrowers shall immediately pay to Bank additional amounts which shall be sufficient to compensate Bank for such increased cost, tax or reduced rate of return. A certificate from Bank to Borrowers claiming compensation under this subsection (x) shall be final, conclusive and binding on all parties for all purposes in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Bank hereunder, and the method by which such amounts were determined. In determining such amount, Bank may use any reasonable averaging and attribution methods.

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     (b) Default Interest.  Upon written notification to Borrowers at any time when any Default exists, the unpaid principal amount of each Secured Obligation shall, at the option of Bank, bear interest, beginning on the effective date specified in such written notice (which may be, at the election of Bank, on or after the date on which any such Default shall have first occurred) and continuing thereafter until paid in full (or, if earlier, until such Default is waived in writing by the Bank), at a rate per annum equal to the lesser of (A) the Maximum Rate, or (B) the Default Margin plus the rate otherwise in effect under SECTION 4(a)(i) OR 4(a)(ii), payable on demand. All past due principal of and, to the extent permitted by law, all past due interest and any other amount due under this Agreement or any other document or agreement executed by or purporting to be binding upon Borrowers in connection herewith will bear interest from the date due until paid at a per annum rate equal to the Maximum Rate. In the event of termination of this Agreement by either party hereto, Bank=s entitlement to this charge will continue until all Secured Obligations are paid in full. Bank will render a statement of account monthly and such statement rendered by Bank will be binding upon Borrowers absent manifest error.

     (c)  Fees.

          (i) Subject to the provisions of SECTION 4(d), upon execution of this Agreement, in consideration of Bank's structuring, approving and committing to make the Revolving Loans and to issue Letters of Credit, but without affecting Borrowers' obligation to reimburse Bank for costs associated with this Agreement and the transactions contemplated hereby as provided in
     SECTION 17(j), Borrowers agree to pay Bank a closing fee in the amount of $100,000.00 which will be fully earned and non-refundable when paid.

          (ii) In consideration of the maintenance of Bank's commitment to make Loans hereunder, Borrowers will pay Bank a fee at the rate of one-half of one percent (0.5%) per annum on the daily average unused portion of the Revolving Line, payable monthly in arrears, on the first day of each calendar month beginning January 1, 2001, and continuing on the first day of each month thereafter during the term of this Agreement and on the Termination Date; provided, however, that such fee for any month shall be at the rate of one-quarter of one percent (0.25%) per annum if the average outstanding principal balance of the Revolving Loans for such month is greater than $5,000,000.

Such fees are compensation to Bank and are not interest or a charge for the use of money.

     (d) No Usury. Notwithstanding anything contained herein, in any note delivered pursuant hereto or in any other loan document to the contrary, it is not intended by Bank to contract for, charge, receive, collect or apply interest calculated at a rate in excess of the Maximum Rate. Further, Bank shall never be deemed to have contracted for or be entitled to charge, receive, collect or apply as interest on the Secured Obligations, any amount in excess of the amount permitted and calculated at the Maximum Rate, and, in the event Bank ever contracts for, charges, receives, collects or applies as interest any amount in excess of the amount permitted and calculated at the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Secured Obligations, and, if the principal balance of the Secured Obligations has been paid in full, any remaining excess shall forthwith be paid to Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrowers and Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the Loans.

     As used herein, the "EFFECTIVE INTEREST RATE" means the rate of interest per annum on the Loans in effect from time to time pursuant to SECTION 4(a) and 4(b). If, in any month, the Effective Interest Rate, absent the limitation to the Maximum Rate, would have exceeded the Maximum Rate, then the Effective Interest Rate for that month shall be the Maximum Rate, and if, in future months, the Effective Interest Rate would otherwise be less than the Maximum Rate, then the Effective Interest Rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In this connection, in the event that, upon payment in full of the Secured Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued if the Effective Interest Rate had at all times been in effect, then Borrowers shall, to the extent permitted by applicable law, pay to Bank an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued had the Effective Interest Rate, at all times, been in effect, and (ii) the amount of interest actually paid or accrued under this Agreement.

     In no event shall Chapter 346 of the Texas Finance Code, as amended (the Texas Finance Code is referred to herein as the "Act"), (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to any note delivered pursuant hereto.

     The interest rates provided for in SECTION 4(a) shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any calculation of the Maximum Rate shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as appropriate, unless the Act permits any applicable interest rate ceiling to be calculated on the basis of a 360-day year and twelve 30-day months.

     "MAXIMUM RATE" means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Secured Obligations under the laws which are presently in effect of the United States and the State of Texas applicable to Bank and such Secured Obligations or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that the Act is relevant to any holder of the Secured Obligations for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "monthly ceiling", from time to time in effect, as referred to and defined in the Act; subject, however, to the limitations on such applicable ceiling referred to and defined in the Act, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

     5. Representations and Warranties of Borrowers. All of the following representations and warranties are made jointly and severally by Borrowers:

     (a) Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc. Borrowers warrant and represent to Bank that: (i) each Borrower is a corporation, duly organized and validly existing under the laws of the state of such Borrower's formation; (ii) the execution, delivery, and performance of this Agreement and any related loan documents are within each Borrower's corporate powers, have been duly authorized, do not violate such Borrower's constituent documents, any law or regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment applicable to either Borrower, or any indenture, agreement, or undertaking to which a Borrower is a party or by which a Borrower or its property is bound; (iii) neither Borrower has any subsidiaries or other investments in other persons, except as set forth on PART I OF EXHIBIT B; (iv) each Borrower, to date, is in compliance in all material respects with all laws, rules and regulations applicable to it, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits; moreover, going forward from the date of this Agreement, Borrowers will give written notice to the Bank within ten (10) days of receipt by either Borrower of notice of non-compliance from any regulatory agency or governmental entity; (v) there is no litigation or investigation pending against a Borrower (or, so far as Borrowers are aware, threatened nor is there any basis therefor) which, if it were decided adversely to a Borrower, would reasonably be likely to have a material adverse effect on such Borrower, such Borrower's financial or operational condition or such Borrower's prospects (taking into account any insurance coverage that has been acknowledged by the insurer); (vi) other than debt set forth on PART II OF EXHIBIT B, neither Borrower is indebted to any other person for money borrowed nor has either Borrower issued any guaranty of payment or performance by any other person, except as set forth on
PART II OF EXHIBIT B; (vii) since October 31, 2000, there has been no material adverse change in Borrowers' business, Borrowers' financial or operational condition or Borrowers' business prospects; and (viii) each Borrower is, and after giving effect to the initial loans under this Agreement and the application of the proceeds of such loans each Borrower will be, solvent and has sufficient revenues to pay such Borrower's obligations as they come due and adequate capital with which to conduct such Borrower's business.

     (b) Title to Assets, Other Collateral Matters; Defaults. Borrowers represent and warrant to Bank that: (i) Borrowers have good and marketable title to the Collateral, free of all security interests, liens, and claims whatsoever ("LIENS") except as set forth on EXHIBIT C hereto and, except for Permitted Liens set forth on EXHIBIT C, and no financing statement, mortgage, notice of lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of an encumbrance or charge against any of the Collateral has been signed and delivered by any Borrower, except in Bank's favor and except for those listed on EXHIBIT C; (ii) with regard to each Receivable of any Borrower as it arises, except as set forth on a borrowing base certificate including such Receivable: (A) Borrowers will have made delivery of the goods or will have rendered the services ordered; (B) the Customer will have accepted the goods and/or services subject to customary rights of return; and (C) no Customer dispute will exist in any respect, including, without limitation, disputes as to price, terms, warranties, quantity or quality, and claims of set-off, release from liability or defense based upon any act of God or a public enemy or war or because of the requirements of law or of rules, orders, or regulations having the force of law; (iii) all Inventory is in good condition, meets any applicable governmental standards and is currently usable or saleable in the ordinary course of Borrowers' business for a price approximating, or greater than, Borrowers' cost thereof; (iv) all Equipment is in good condition and state of repair; (v) all other Collateral meets applicable government standards; (vi) each Borrower uses only the name appearing above its signature at the end of this Agreement and, except as set forth on PART V OF EXHIBIT D, no Borrower uses any trade names or fictitious names; (vii) Borrowers' chief executive office, principal place of business, Inventory, Equipment and all other Collateral are located at the addresses (including the county) set forth on EXHIBIT D and have not been located at any other location during the four month period prior to the date of this Agreement; and (viii) no Default has occurred and is continuing and no condition or event which, with the passage of time or giving of notice or both, would constitute a Default has occurred and is continuing.

     (c) Existing Bank Debt. Borrowers represent and warrant to Bank that there is no indebtedness outstanding or owed by either or both Borrowers to any bank or financial institution other than up to $16,018,000 in principal indebtedness outstanding to various banks provided pursuant to Title XI of the Marine Act of 1936 ("TITLE XI LOANS").

     (d) Real Estate. Borrowers represent and warrant to Bank that OPI has good and marketable title to the real estate located in Abbeville, Louisiana, Reedville, Virginia and Moss Point, Mississippi described in PART V of EXHIBIT D hereto (the "OPI REAL ESTATE") and that the only liens encumbering the OPI Real Estate are the mortgage liens granted to secure the Title XI Loans.

     (e) Additional Representations. Borrowers represent and warrant to Bank that: (i) neither Borrower is engaged as one of its principal activities in owning, carrying or financing the purchase or ownership by others of "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) neither Borrower owns any real property or leases any real property other than as listed in PART V OF EXHIBIT D; and (iii) Borrowers' principal business is set forth on PART III OF EXHIBIT B.

     6. Financial Covenants. Until the repayment of the Secured Obligations and the termination of the obligation of Bank to make advances hereunder, Borrowers jointly and severally covenant and agree that they will not directly or indirectly:

     (a) Minimum Tangible Net Worth. Permit the consolidated Tangible Net Worth of Parent to be less than (i) $123,000,000 as of December 31, 2000 and (ii) the sum of (a) $123,000,000 plus (b), if positive, 75% of Parent's cumulative Adjusted Net Income from

January 1, 2001 to the particular fiscal quarter end as of which the test is being applied, such test commencing March 31, 2001 and continuing as of the last day of each fiscal quarter thereafter.

     (b) Net Capital Expenditures. Make Net Capital Expenditures during any fiscal year, commencing with the fiscal year beginning on January 1, 2001, which in the aggregate, for both Borrowers, exceed $3,500,000.

     (c) EBITDA. Permit Parent's EBITDA to be less than the following for the period indicated: $1,000,000 for the fiscal quarter ending March 31, 2001; $1,500,000 for the fiscal quarter ending June 30, 2001; $2,000,000 for the fiscal quarter ending September 30, 2001; $2,500,000 for the fiscal quarter ending December 31, 2001; and $7,000,000 for the twelve consecutive months ending December 31, 2001 and each December 31 thereafter.

     (d) Minimum Excess Coverage. Permit the amount by which the Borrowing Base, computed for purposes of this subsection (d) without regard to the $10,000,000 limit set forth in SECTION 2(A)(B)(II), exceeds the outstanding principal of the Revolving Loans to be less than $5,000,000 at any time.

     7. Collateral Covenants. All of the following covenants are made, jointly and severally, by Borrowers for the benefit of Bank:

     (a) Receivables. Borrowers will notify Bank promptly of and settle all Customer disputes, but, if Bank so elects, Bank will have the right (after notice to Borrowers and after the occurrence of any Default) to settle, compromise, adjust, or litigate all Customer disputes directly with the Customer or other complainant upon such terms and conditions as Bank deems advisable without incurring liability to Borrowers for Bank's performance of such acts. All of Borrowers' books and records concerning Receivables and a copy of Borrowers' general ledger will be maintained at the addresses set forth in PART I OF EXHIBIT D. All Receivables included on any borrowing base certificate will be, except as indicated on such borrowing base certificate or subsequently in writing to Bank, bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by a Borrower in the ordinary course of Borrowers' business and will be free and clear of all liens and encumbrances other than those in favor of Bank, owned by and owing to a Borrower without defense, setoff or counterclaim, and will be subject to a perfected first priority security interest in Bank's favor.

     (b) Inventory. All Inventory will at all times be located at one of the Inventory locations set forth on PART II OF EXHIBIT D and will be subject to a perfected first priority security interest in Bank's favor. Sales of Inventory will be made in compliance with all material requirements of applicable law.

     (c) Equipment. Borrowers will maintain all Equipment used or useful in Borrowers' business in good and workable condition, ordinary wear and tear excepted, subject to a perfected first priority security interest in Bank's favor, at one of the locations set forth on PART III OF EXHIBIT D.

     (d) Defense of Title. All Collateral will at all times be owned by a Borrower and Borrowers will defend its title to the Collateral against the claims of third parties. Borrowers will at all times keep the Collateral separate and distinct from its other property and keep accurate and complete records of the Collateral.

     (e) Perfection, Further Assurances. Each Borrower will give Bank at least 30 days' notice of any change in its name, any change in the location of its principal place of business or chief executive office, any change in the locations of its Inventory or Equipment and any acquisition by a Borrower of any interest in real property. Borrowers will, at their expense, execute and deliver from time to time at Bank's request and pay the costs of filing such additional financing statements, mortgages, or other evidences of liens as may be necessary or desirable to perfect or continue perfection of Bank's security interest in its property. Borrowers will use all reasonable efforts to obtain from any landlord, warehouseman, or other third party operator of premises on which any Collateral is located, an acceptable lien waiver or subordination agreement in Bank's favor with respect to such Collateral. All Collateral is and will continue to be, except as expressly consented to by Bank, personal property and will not, by reason of attachment or connection to any realty, either become or be deemed to be a fixture or appurtenance to such realty and will at all times be readily removable without material damage to any realty. Borrowers will immediately deliver to Bank each promissory note and other instrument (excluding routine invoices) evidencing any Receivable.

     (f) Insurance. Borrowers will obtain and maintain in force until Bank's commitment hereunder is terminated and all Secured Obligations are paid in full, insurance covering the Collateral against all insurable risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be reasonably satisfactory to Bank, which policies will name Bank as an additional insured and provide that loss thereunder will be payable to Bank as its interests may appear under a loss payee endorsement form acceptable to Bank. All proceeds of any such insurance will be paid over to Bank directly and Bank may apply such proceeds to payment of the Secured Obligations, whether or not due, in such order of application as Bank determines or, in its sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property. Borrowers will provide to Bank from time to time, certificates showing such coverage in effect and, at Bank's request, the underlying policies.

     (g) Deposit Accounts. Borrowers will maintain their principal depository accounts with Bank, including the maintenance of operating, administrative, cash management, collection and other deposit accounts utilized in the conduct of its business.

     (h) Inventory Appraisal. Whenever a Default exists, and at such other times not more frequently than once each Agreement Year as Bank shall determine in its sole discretion and provided that a loan amount is outstanding under this Agreement, Borrowers shall provide to Bank, at Borrowers' expense, an inventory appraisal prepared by an independent appraiser acceptable to Bank in its sole discretion and prepared on a basis and in a form acceptable to Bank in its sole discretion.

     (i) Taxes. Each Borrower shall pay or discharge when due (a) all taxes, assessments and governmental charges imposed upon it or its properties, and (b) all lawful claims which, if unpaid, might become a Lien on any properties of a Borrower, except that this subsection shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of Borrowers.

     8. Negative Covenants. All of the following covenants are made, jointly and severally, by Borrowers for the benefit of Bank:

     (a) No Merger or Waste. Without Bank's prior written consent, neither Borrower will (i) merge or consolidate with any other entity or (ii) sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of its assets or any of the Collateral or any of its real estate or any interest therein, except that, so long as no Default has occurred or is continuing, Borrowers may (A) sell Inventory in the ordinary course of its business, and (B) sell, during the term of this Agreement, up to an aggregate of $5,000,000 in book value of other assets each fiscal year provided that the proceeds of such sales are immediately applied to the payment of the Secured Obligations. Borrowers will not waste any of their assets.

     (b) No Debt or Liens. Except for (i) trade payables incurred in the ordinary course of business, (ii) up to an aggregate $25,000,000 in Title XI Loans outstanding at any time (including those Title XI Loans now outstanding) and made on terms similar to those Title XI Loans now outstanding and (iii) debt listed in Part II of Exhibit B (other than Title XI Loans), neither Borrower will obtain or attempt to obtain from any party other than Bank, or permit to be outstanding, any loans, advances, or other financial accommodations or indebtedness of any kind, nor will either Borrower enter into any direct or indirect guaranty of any obligation of another Person (other than a guaranty of indebtedness of a Borrower that is permitted hereunder). Neither Borrower will permit any of its assets to be subject to any Lien other than Permitted Liens as set forth on Exhibit C and existing Liens securing Title XI Loans.

     (c) No Distributions. Neither Borrower will retire, repurchase or redeem any of its capital stock or other ownership interest, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests and other than dividends paid by OPI solely to Parent) to any owner or holder of its shares or other ownership interest. Neither Borrower will pay any fees or make any other cash distributions to Zapata Corporation or any of its subsidiaries or Affiliates (other than customary director fees or reimbursements).

     (d) No ERISA Liabilities. Borrowers will make timely payments of all contributions required to meet the minimum funding standards for its employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, "ERISA") and will promptly report to Bank the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by it of any governmental notice (other than routine requests for information) in respect of any such plan.

     (e) Transactions with Affiliates. Neither Borrower will engage in any transaction with any of its officers, directors, employees or other Affiliates, except for an "arms-length" transaction on terms no more favorable to the other party than would be granted to an unaffiliated party, which transaction involving an officer, director or Affiliate shall be approved by such Borrower's disinterested directors and shall be disclosed in a timely manner and in writing to Bank prior to the consummation of the transaction.

     (f) Loans/Investments. Neither Borrower will make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees not to exceed at any time $250,000 in the aggregate for all employees. Neither Borrower will make any payments on any loans, advances, non-compensation related obligations or management fees (other than customary directors' fees or reimbursements) to or for the benefit of any officer, director, shareholder, employee, subsidiary, or Affiliate of either Borrower, or any Person in which any such officer, director, shareholder, employee, subsidiary, or Affiliate owns any interest, or make any payments on any indebtedness which by its terms or by agreement is subordinate to Bank in respect of payment or security therefor except as permitted by this Agreement or by any executed subordination agreement. Neither Borrower will make any payments arising out of the lease or rental of real or personal property from any Person (or Person directly or indirectly controlled by such Person) who is an officer, director, or shareholder of such Borrower (other than Persons owning less than five percent (5%) of Parent's common stock). Without Bank's prior written consent, neither Borrower will create or invest in any new subsidiary organized after the date hereof or purchase or otherwise acquire all or a substantial part of the assets of any business or Person or acquire ownership interests in, or otherwise invest in, any Person except: (A) existing investments in Parent's subsidiaries described in PART I OF EXHIBIT B; (B) direct obligations of the United States of America maturing within one (1) year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, Bank; (D) commercial paper rated A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc. and (E) up to $100,000 in investments in other investments.

     9.  Reporting and Information.

     (a)  Financial Statements.

     (1) Audited Year-End Statements. As soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of Parent, Borrowers will deliver to Bank copies of the consolidated and consolidating balance sheet of Parent and its subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, shareholders' equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Parent and each of its subsidiaries and accompanied by an opinion of independent certified public accountants selected by Borrowers and acceptable to the Bank stating, without material qualification, that such consolidated financial statements fairly present the financial condition of Borrowers and the results of their operations and their cash flows in accordance with GAAP and that their audit was conducted in accordance with generally accepted auditing standards.

     (2) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each calendar month, Borrowers will deliver to Bank copies of the unaudited consolidated and consolidating balance sheet of Parent and its subsidiaries as of the end of such month and the related unaudited consolidated and consolidating income statement for Parent and its subsidiaries for such month and for the portion of the fiscal year of Parent through such month, certified by the chief financial officer of Parent as presenting fairly the financial condition and results of operations of Parent and its subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year end adjustments.

     (3) Projected Financial Statements. As soon as available, but in any event within thirty (30) days prior to the end of each fiscal year of Borrowers, Borrowers will deliver to Bank forecasted financial statements for the next fiscal year, prepared by Borrowers, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Parent and its subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared.

     (4) Compliance Certificate. Within forty-five (45) days of the end of each fiscal quarter, Parent will deliver to Bank a certificate of Parent's President or chief financial officer, in the form of EXHIBIT E hereto, (a) stating that, based on an examination sufficient to enable him to make an informed statement, no Default exists or, if such is not the case, specifying such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such Default, and (b) setting forth the calculations necessary to establish whether or not the Borrowers were in compliance with the covenants contained in SECTION 6 as of the date of such statements.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in CLAUSES (1) and (2) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein.

     (b) Collateral Reports. Borrowers will deliver to Bank, as needed in order to determine availability under the Borrowing Base but at least monthly within FIFTEEN (15) days of the end of each month, a borrowing base certificate, in form acceptable to Bank, specifying the book value of the Collateral as of the last day of the preceding week and identifying any items of Collateral as to which a representation, covenant or, in the case of Receivables, any condition set forth in SECTION 2(a)(i) is not true. Borrowers will deliver to Bank, no later than the 20th day of each month end, a detailed aging of Receivables and an accounts payable aging, both prepared as of the last day of such month end and in such form as required by Bank, including the names and addresses of Borrowers' Customers. Borrowers will maintain a perpetual inventory system at all times and deliver to Bank monthly a list of locations of Inventory and the types and values of Inventory at each such location, in such form as Bank may require. Borrowers will also conduct a physical inventory count each year and adjust its records to reflect the results of the count. At Bank's request, Borrowers shall deliver such information more or less often than described above and such other information with respect to the Collateral as Bank may reasonably request.

     (c) Other Information. Each Borrower will notify Bank as promptly as possible of any Default, any receipt by it of notice from any governmental authority that a Borrower has or may have violated any law, rule or regulation applicable to such Borrower or the terms or conditions of any permit or license any Borrower holds or is required to hold in connection with the conduct of its business, any amendment to a Borrower's constituent documents and any change in its management or ownership, and the commencement of any material litigation, claim or action against any Borrower. Each Borrower will also deliver to Bank, promptly upon receipt thereof, copies of all reports, if any, submitted to such Borrower or its Board of Directors by its independent public accountants, including, without limitation, all management reports.

     10.  Inspection Rights, Expenses, Etc.

     (a) Inspection. Bank may examine and make copies of Borrowers' records, the Collateral and all other assets of Borrowers or any portion thereof, wherever located, and may enter upon any Borrower's premises for such purposes, without notice and from time to time, during business hours. Borrowers will assist Bank in whatever ways are reasonably necessary to make each such examination. Bank may discuss Borrowers' financial condition with its independent accountants without liability to Bank or such accountants.

     (b) Performance by Bank. Bank may, from time to time at Bank's option, perform any agreement of Borrowers' hereunder which a Borrower fails to perform and take any other action which Bank deems necessary for the maintenance or preservation of any of the Collateral or Bank's interest therein, and Borrowers agree to reimburse Bank immediately on demand for all of Bank's reasonable expenses in connection with the foregoing (including, without limitation, reasonable fees and expenses of legal counsel), together with interest thereon at the rate of Contract Rate from the date any such expense is incurred until reimbursed by Borrowers.

     (c) Field Examinations; Inspections. Bank shall have the right without hinderance or delay to conduct field examinations and to inspect the Collateral, from time to time. To reimburse Bank for its costs and expenses in connection with the conduct of such field examinations and inspections, Borrowers will pay to Bank a $750.00 per diem fee for each of Bank's personnel and representatives engaged in conducting field examinations of Borrowers' operations and books and records plus actual out-of-pocket expenses for reasonable travel, lodging, and meals for such personnel and representatives; such fees and expenses shall be payable by Borrowers upon demand by Bank. Bank shall have full access to all records available to any Borrower from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Bank may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Bank as provided herein.

     11.  Rights of Setoff, Etc.

     Bank will be entitled to hold or set off any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness and other property at any time owing by or in the possession of, Bank (or any of Bank's Affiliates) to or for the credit or the account of any Borrower against any and all Secured Obligations, now or hereafter existing. Bank will have the right and is hereby irrevocably authorized and directed to charge to any of Borrowers' accounts the amounts of any and all such Secured Obligations. Recourse to the Collateral or other security for the Secured Obligations will not at any time be required, and Borrowers hereby waive any right of marshalling they may have. Borrowers' obligation to pay or repay the Secured Obligations is unconditional and joint and several. Borrowers agree that Bank may take such action with regard to the custody and collection of Receivables assigned to Bank as Bank may deem necessary. Borrowers agree that failure to take any action with regard to any given Receivable will not be unreasonable until and unless Bank receives a written request for specific action from Borrowers with regard thereto, such action is lawful and will not create any risk that Bank may subject itself to liability for taking such requested action and Bank fails to respond to such request within a commercially reasonable time.

     12.  Attorney-in-Fact.

     Borrowers hereby appoint and constitute Bank as their attorney-in-fact: to receive, open, and dispose of all mail addressed to any Borrower pertaining to the Collateral; to notify the postal authorities to change the address and delivery of mail addressed to any Borrower to such address as Bank may designate; to endorse a Borrower's name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Bank's possession and to deposit or otherwise collect the same; to sign a Borrower's name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; to send verifications of accounts to Customers; to execute in a Borrower's name any financing statements, affidavits and notices with regard to any and all lien rights; and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law. This power, being coupled with an interest, is irrevocable while any of the Secured Obligations remain unpaid or Bank has any commitment to Borrowers under this Agreement or otherwise. Other than with respect to Bank's rights to endorse notes, acceptances, checks, drafts, money orders and other evidences of payment, send verifications of accounts to Customers and execute financing statements as set forth above, such power of attorney will not be effective until a Default has occurred. Bank may at any time, whether or not a Default has occurred and without prior notice to Borrowers, notify any or all of each Borrower's account debtors to make payment to Bank at such address designated by Bank.

     13.  Defaults and Remedies.

     (a) Defaults. For purposes of this Agreement, "DEFAULT" means the occurrence of any of the following events:

          (i) non-payment when due of any amount payable, whether principal or interest, on any of the Secured Obligations or any Borrower's failure to perform, or the breach by any Borrower of, any covenant or agreement of any Borrower contained herein, in any related loan document or in any agreement out of which any of the Secured Obligations arose and which breach of such covenant or agreement (other than payment obligations) remains uncured for five Business Days after the earlier of (a) the date on which either Borrower, in the exercise of reasonable diligence, should have known of such breach or (b) the receipt of written notice of such breach from Bank to Borrowers;

          (ii) non-payment when due of the premium on any insurance policy required to be maintained hereunder;

          (iii) any statement, representation, or warranty made by any Borrower in writing in this Agreement or in any other writing or statement at any time furnished or made by any Borrower to Bank proves to have been untrue in any material respect as of the date furnished or made;

          (iv) any Borrower's default under any other agreement for borrowed money or any other agreement involving more than $500,000;

          (v) suspension of the operation of any Borrower's present business;

          (vi) any Borrower or any other party primarily or secondarily, directly or indirectly, liable on any of the Secured Obligations, including, but not limited to, any guarantor thereof (Borrowers and such other parties are referred to individually as an "OBLIGOR" and collectively, as the "OBLIGORS"), becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is filed by or against any Obligor, and in the case of any such involuntary proceeding, such proceeding continues undismissed or unstayed for 30 consecutive calendar days or any order granting the relief requested shall be entered;

          (vii) entry of any judgment in excess of $300,000 against any Obligor for which no insurance covering the full amount of such judgment (other than standard deductibles) is otherwise available or creation, assertion, or filing of any Lien against the property of any Obligor in each case which remains undischarged for 10 days after such entry or filing;

          (viii) death of any Obligor who was a natural person, or death or withdrawal of any partner of any Obligor which is a partnership, or dissolution, merger, or consolidation of any Obligor which is a corporation;

          (ix) transfer of a substantial part (determined by market value) of the property of any Obligor;

          (x) termination, unenforceability or withdrawal of any guaranty for the Secured Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty;

          (xi) appointment of a receiver for all or any part of the Collateral or for any property in which Bank has an interest as security for the Secured Obligations;

          (xii) seizure of the Collateral by any third party;

          (xiii) the occurrence of any act, omission, event or circumstance which has or could reasonably be excepted to have a materially adverse effect on a Borrower or any other Obligor; or

          (xiv) the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any employee pension benefit plans maintained by any Borrower; or

          (xv) Zapata Corporation shall cease to own, directly or indirectly, at least fifty-one percent (51%) of each class of the issued and outstanding capital stock of Parent that is entitled to elect a majority of the Board of Directors of Parent, or Parent shall cease to own, directly or indirectly, all of the issued and outstanding capital stock of OPI.

     (b) Remedies; Acceleration. If a Default occurs and is continuing, Bank may, without demand or notice to Borrowers, do any one or more of the following:
(i) terminate Bank's commitment, if any, to make Loans or to extend other financial accommodations to Borrowers; (ii) declare the entire principal amount of all Loans outstanding hereunder, all interest accrued thereon, any unpaid fees and all other Secured Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and (iii) exercise any or all rights and remedies available under hereunder or under any other loan document, at law and/or in equity. In the event of a Default described under clause (vi) of SECTION 13(a), such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind. Upon the occurrence of a Default and the demand by Bank, Borrowers shall deposit with Bank a cash sum equal to the amount of letters of credit and acceptances which have not been drawn upon or matured which funds will be used to reimburse Bank upon drawing under any letter of credit or maturity of any acceptances.

     (c) Exercise of Other Remedies. If a Default occurs and is continuing, Bank may, without notice to Borrowers except as expressly provided herein, at Bank's option, exercise any of the remedies available to Bank as a secured party under the Uniform Commercial Code as in effect in the State of Texas (whether or not such provisions are in effect in the relevant jurisdiction), or otherwise available to Bank under applicable law. Borrowers agree, upon Default and upon Bank's written request, to cease the sale or other disposition of the Collateral (other than such Collateral which is perishable), except with Bank's written consent, and to assemble at its expense all the Collateral at a convenient place acceptable to Bank. Bank may charge to Borrowers' account and Borrowers will pay to Bank upon demand all costs and expenses, including reasonable attorneys' fees, incurred:
(A) upon the liquidation of any Collateral; (B) to obtain or enforce payment of the Secured Obligations; (C) in the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) in the prosecution or defense of any action or proceeding either against Bank or against any Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Secured Obligations. If at any time Bank pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrowers will repay to Bank the amount of tax so paid by Bank unless such repayment is prohibited by applicable law. Borrowers agree that Bank may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by security interests, liens or encumbrances prior to Bank's security interest. Borrowers will remain liable and will pay on demand any deficiencies arising upon the liquidation of any security held by Bank.

     (d) Cumulative Remedies. All remedies provided for herein are cumulative of any and all other remedies existing at law or in equity and are cumulative of any and all other remedies provided in any other loan documents, or any part thereof, or otherwise benefitting Bank; resort to any remedy provided for hereunder or under any such loan document or provided by law shall not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies.

     (e) Notices. If any notice of intended disposition of the Collateral or of any other act by Bank is required by law and a specific time period is not stated therein, such notice, if given five calendar days before such disposition or act, in accordance with the provisions of SECTION 17(a), will be deemed reasonably and properly given.

     14. Waiver of Notices. Except as otherwise expressly provided in this Agreement, Borrowers expressly waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind and any other notices of any kind with respect to the Secured Obligations.

     15.  Term.

     (a) Maturity. This Agreement will continue in full force and effect from its date until DECEMBER 20, 2003 (the "MATURITY DATE"); the Maturity Date shall be automatically extended for successive one-year periods unless either the Bank or the Borrowers provide to the other written notice of termination not less than 60 days prior to the then effective Maturity Date.

     (b) Voluntary Termination. Borrowers may terminate this Agreement at any time upon 60 days' written notice to Bank. On the date specified in such notice, termination will be effective, provided that (i) Borrowers have paid to Bank, in same day funds, an amount equal to the aggregate amount of principal of all Loans outstanding on such date, together with accrued interest thereon, (ii) the originals of all letters of credit and bankers acceptances, if any, issued or created by Bank for a Borrower's account have been returned for cancellation or have been presented and paid by Borrowers or other arrangements satisfactory to Bank have been made, (iii) all other Secured Obligations outstanding and unpaid have been paid in full in same day funds, and (iv) Borrowers have provided Bank an indemnification agreement satisfactory to Bank with respect to returned and dishonored items and such other matters as Bank shall require. In the event that termination occurs prior to the Maturity Date, Borrowers agree to pay Bank, as a condition precedent to such termination, a prepayment fee equal to (A) if such termination occurs on or prior to the first anniversary of the date hereof, 0.5% of the Revolving Line and (B) if such termination occurs after the first anniversary of the date hereof but prior to the Maturity Date, 0.25% of the Revolving Line; PROVIDED, HOWEVER, should termination be effective as a result of the refinancing of the Loans by Bank or any of its Affiliates, no prepayment fee will be due from Borrowers.

     (c) Termination on Default. Notwithstanding the foregoing, should a Default occur and be continuing, Bank will have the right to terminate this Agreement at any time without notice except as otherwise provided herein. Notwithstanding termination all the terms, conditions, and provisions hereof will continue to be fully operative until all transactions entered into, rights created or obligations incurred hereunder prior to termination and all of Borrowers= other Secured Obligations have been fully disposed of, concluded, paid, satisfied, and liquidated.

     16. Indemnification. Borrowers agree to defend, indemnify, and hold harmless Bank and Bank's directors, officers, employees, Affiliates, representatives, attorneys and agents (each an "INDEMNIFIED PERSON") from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature (collectively, "LOSSES") asserted against or incurred by any such Indemnified Person, arising out of, or in any way related to this Agreement or any related loan document, or the transactions contemplated hereby or thereby, including without limitation (i) by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous or toxic materials in connection with Borrowers' business on, at or from any property at any time owned or operated by a Borrower, and (ii) attorneys' and consultants' fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred, and (iii) SPECIFICALLY INCLUDING ANY AND ALL LOSSES ARISING FROM ANY INDEMNIFIED PERSON'S ORDINARY NEGLIGENCE BUT EXCLUDING LOSSES RESULTING FROM SUCH INDEMNIFIED PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     17.  General Provisions.

     (a) Notices. Except as specifically provided in this Agreement or in any of the related loan documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing. Any notice, request or communication sent or made by a Borrower shall be binding on both Borrowers; any notice, request or communication received, or deemed received hereunder, by a Borrower shall be deemed received by both Borrowers. Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the fifth day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to Bank, Bank will be charged with knowledge of the contents thereof only when such notice is actually received by Bank. A telephonic notice to Bank as understood by Bank will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to Bank or Borrowers will be sent to the following addresses, or any other address for either of Bank or Borrowers of which the other is notified in writing.

If to Borrowers:  Omega Protein Corporation
                  1717 St. James Place, Suite 550
                  Houston, Texas 77056
                  Attention: Robert Stockton
                  Facsimile No.: (713) 623-0060

If to Bank:       Bank of America, N.A.
                  901 Main Street, 6th Floor
                  Dallas, Texas 75202
                  Attention: Commercial Finance Division Manager
                  Facsimile No.: (214) 209-3501

     (b) Governing Law. This Agreement is made in the State of Texas, will be governed by and construed and enforced according to the laws of the State of Texas other than its conflicts of laws principles and will, if accepted by Bank, be effective on the date set forth below Bank's signature block at the end of this Agreement.

     (c) No Waiver. No waiver hereunder will be valid unless in writing signed by Bank and then only to the extent therein stated. No delay or failure on Bank's part in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Bank's right to exercise any other right or remedy.

     (d) Time of Essence.  Time is of the essence of this Agreement.

     (e) Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (f) Successors and Assigns. Borrowers' rights and obligations and Bank's rights and obligations hereunder will inure to the benefit of their respective successors and assigns, provided that Borrowers acknowledge and agree that without Bank's prior written consent, which may be withheld for any reason or no reason, no Borrower may assign its rights or obligations or any part thereof hereunder to any other Person.

     (g) Submission to Jurisdiction, Service, Etc. BORROWERS AGREE THAT ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURED OBLIGATIONS, THE RELATIONSHIP BETWEEN BORROWERS AND BANK CREATED HEREBY, OR ARISING OUT OF ANY JUDGMENT AGAINST A BORROWER ENTERED BY ANY COURT OR OTHER TRIBUNAL OF COMPETENT JURISDICTION WITH RESPECT TO THE ENFORCEMENT OF THIS AGREEMENT, MAY BE INSTITUTED IN ANY STATE COURT LOCATED IN HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS OR IN ANY OTHER COURT HAVING SUBJECT MATTER JURISDICTION, AS BANK WILL SELECT IN BANK'S SOLE DISCRETION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN. EACH BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING. EACH BORROWER FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR TRIBUNAL WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

     EACH BORROWER HEREBY AGREES THAT SERVICE OF PROCESS MAILED OR DELIVERED TO IT AT ITS ADDRESS AS PROVIDED HEREIN WILL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR TRIBUNAL AND WILL BE TAKEN AND HELD TO BE VALID, PERSONAL SERVICE ON SUCH BORROWER, IRRESPECTIVE OF WHETHER SUCH BORROWER WILL THEN BE DOING, OR AT ANY TIME WILL HAVE DONE, BUSINESS WITHIN THE STATE OF TEXAS.

     NOTHING IN THIS SECTION 17(G) WILL AFFECT BANK'S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT BANK'S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER'S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     (h) WAIVER OF TRIAL BY JURY. THE PARTIES HERETO AGREE THAT NO PARTY SHALL REQUEST A TRIAL BY JURY IN THE EVENT OF LITIGATION BETWEEN THEM CONCERNING THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY CLAIMS OR TRANSACTIONS IN CONNECTION

THEREWITH, IN EITHER A STATE OR FEDERAL COURT, THE RIGHT TO TRIAL BY JURY BEING EXPRESSLY WAIVED BY BOTH BANK AND BORROWERS. BANK AND BORROWERS ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

     (i) Certain Definitions. The terms "security interest" and "security title," as used herein, will include, and Bank will have, all the rights, interests, title, liens, claims, and privileges that may be derived hereunder and under the applicable laws of the various states of the United States. The terms accounts, general intangibles, goods, inventory, equipment, chattel paper, documents, instruments, investment property, securities, securities accounts, financial assets and deposit accounts, as and when used (without being capitalized) in this Agreement or in any related loan document, shall have the meanings given to such terms in the Texas Uniform Commercial Code, as now in effect or as hereafter amended.

     (j) Expenses. Borrowers shall pay on demand all of Bank's reasonable costs and expenses in connection with the preparation, reproduction, execution, delivery, administration and enforcement of this Agreement, including the fees and out-of-pocket expenses of Bank's counsel. In addition, Borrowers shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder unless such payment is prohibited by applicable law. Such amounts may be charged by Bank to Borrowers' account. ALL PROVISIONS IN THIS AGREEMENT PROVIDING FOR THE PAYMENT OR REIMBURSEMENT OF BANK'S ATTORNEYS' FEES AND EXPENSES INCLUDE, WITHOUT LIMITATION, SUCH FEES AND EXPENSES INCURRED PURSUANT TO OR IN CONNECTION WITH PROCEEDINGS BROUGHT UNDER 11 U.S.C., THE FEDERAL BANKRUPTCY CODE.

     (k) Execution in Counterparts. This Agreement may be executed in separate counterparts, all of which shall constitute one and the same Agreement.

     (1) Entire Agreement. This Agreement and the other documents herein described embody the entire agreement and understanding between Bank and Borrowers and supersede all prior agreements and understandings relating to the subject matter hereof except to the extent provided in the remainder of this subsection.

     (m) Funds Transfer Services. Borrowers acknowledge that Bank has made available to Borrowers a description of security procedures regarding funds transfers executed by Bank or an Affiliate bank at a Borrower's request (the "SECURITY PROCEDURES"). Borrowers agree with Bank that the Security Procedures are commercially reasonable. Borrowers further acknowledge that the full scope of the Security Procedures which Bank or such Affiliate bank offers and strongly recommends for funds transfers is available only if a Borrower communicates directly with Bank or such Affiliate bank as applicable in accordance with said procedures. If a Borrower attempts to communicate by any other method or otherwise not in accordance with the Security Procedures, Bank or such Affiliate bank, as applicable, shall not be required to execute such instructions, but if Bank or such Affiliate bank, as applicable, does so, Borrowers will be deemed to have refused the Security Procedures that Bank or such Affiliate bank, as applicable, offers and strongly recommends, and Borrowers will be bound by any funds transfer, whether or not authorized, which is issued in a Borrower's name and accepted by Bank or such Affiliate bank, as applicable, in good faith. Bank or such Affiliate bank, as applicable, may modify the Security Procedures at such time or times and in such manner as Bank or such Affiliate bank, as applicable, in Bank's sole discretion, deems appropriate to meet prevailing standards of good banking practice. By continuing to use Bank's or such Affiliate bank's, as applicable, wire transfer services after receipt of any modification of the Security Procedures, Borrowers agree that the Security Procedures, as modified, are likewise commercially reasonable. Borrowers further agree to establish and maintain procedures to safeguard the Security Procedures and any information related thereto.

     Bank or such Affiliate bank, as applicable, will generally use the Fedwire funds transfer system for domestic funds transfers, and the funds transfer system operated by the Society for Worldwide International Financial Telecommunication (SWIFT) for international funds transfers. International funds transfers may also be initiated through the Clearing House InterBank Payment System (CHIPs) or international cable. However, Bank or such Affiliate bank, as applicable, may use any means and routes that Bank or such Affiliate bank, as applicable in Bank's sole discretion, may consider suitable for the transmission of funds. Each payment order, or cancellation thereof, carried out through a funds transfer system or a clearing house will be governed by all applicable funds transfer system rules and clearing house rules and clearing arrangements whether or not Bank or such Affiliate bank, as applicable, is a member of the system, clearing house or arrangement and Borrowers acknowledge that Bank's or such Affiliate bank's, as applicable, right to reverse, adjust, stop payment or delay posting of an executed payment order is subject to the laws, regulations, rules, circulars and arrangements described herein.

     (n) Nonapplicability of Chapter 346 of the Texas Finance Code. Chapter 346 of the Texas Finance Code shall not be applicable to this Agreement or any loan pursuant to it.

     (o) Participations. Bank may at any time and from time to time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of a Borrower (a "Participant") participating interests in any Loans and the other interests of Bank hereunder and under related loan documents; provided, however, that (i) Bank's obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible for the performance of such obligations, (iii) Borrowers shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement and the other loan documents, and (iv) all amounts payable by Borrowers hereunder shall be determined as if Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Bank under this Agreement. Prior to executing any participation agreement with any other Person, Bank shall consult with Borrower regarding the selection of the participant.

     Notwithstanding any other provision in this Agreement, Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR
(S)203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     18. Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

     "ADJUSTED NET INCOME" means, with respect to any period, consolidated net earnings (after income taxes) of Parent for such period, determined in accordance with GAAP, but excluding (i) any gain or loss arising from the sale of capital assets, (ii) any gain arising from any write-up of assets,
     (iii) earnings of any other Person, substantially all of the assets of which have been acquired by a Borrower in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition, (iv) net earnings of any Person in which a Borrower has an ownership interest of less than 80%, unless such earnings have actually been received by such Borrower in the form of cash distributions, (v) the earnings of any Person which was owned by a Borrower but was disposed of (by merger, sale or otherwise) to a third party during such period (except that earnings actually distributed to such Borrower prior to such disposition will not be excluded) and (vi) any gain arising from the acquisition of any securities or any indebtedness of a Borrower.

     "AFFILIATE" of any Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

     "APPLICABLE MARGIN" means, with respect to a Contract Rate Loan, zero.

     "BUSINESS DAY" means (a) any day other than a Saturday, Sunday or other day on which banks in Dallas, Texas are authorized to close, and (b) in respect of any determination with respect to a LIBOR Loan, any day referred to in clause (a) that is also a day on which trading is conducted in the London interbank eurodollar market.

     "CONTRACT RATE" means, on any day, a floating annual rate of interest, calculated on the basis of actual days elapsed but computed as if each year consists of 360 days, equal to the sum of the Prime Rate effective as of the first day of the calendar month in which such day falls plus the then Applicable Margin.

     "CONTRACT RATE LOAN" means a Revolving Loan bearing interest at the time in question determined with reference to the Contract Rate.

     "DEFAULT MARGIN" means two percent (2.0%).

     "EBITDA" means, for any period, the sum of (i) the Adjusted Net Income of Parent before provision for income taxes for such period, plus (ii) interest expense which was deducted in calculating Adjusted Net Income, plus (iii) depreciation, amortization, and all other non-cash, non-operating items deducted in calculating Adjusted Net Income.

     "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Person referred to.

     "INTERBANK OFFERED RATE" means, with respect to any LIBOR Loan for the Interest Period applicable thereto, the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by Bank (each such determination to be conclusive and binding absent manifest error) as of two Business Days prior to the first day of such Interest Period from Telerate Page 3750 as the effective rate at which deposits in immediately available funds in Dollars are being offered or quoted to major banks in the interbank market for eurodollar deposits for a term comparable to such Interest Period and in the amount of the LIBOR Loan. If such rate is unavailable from such service, then such rate may be determined by Bank from any other interest rate reporting service of recognized standing that Bank shall select.

     "INTEREST PAYMENT DATE" means the first day of each calendar month commencing, with respect to any Loan, on the first day of the month after the initial advance of such Loan, and continuing on the first day of each month thereafter until the Secured Obligations have been irrevocably paid in full.

     "INTEREST PERIOD" means, with respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one (1), two (2) or three (3) months thereafter, as Borrowers may elect in the applicable Notice of Borrowing or Notice of Conversion or Continuation; provided, that:

               (a) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to the provisions of CLAUSE (c) below, be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

               (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to CLAUSE (c) below, end on the last Business Day of a calendar month;

               (c) any Interest Period that would otherwise end after the Maturity Date shall end on such day; and

               (d) notwithstanding CLAUSE (c) above, no Interest Period shall have a duration of less than one month.

     "LIBOR" means, with respect to the Interest Period applicable thereto, a simple per annum interest rate determined pursuant to the following formula:

          LIBOR =           Interbank Offered Rate
                        ____________________________
                        1 - LIBOR Reserve Percentage

     LIBOR shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

     "LIBOR LOAN" means a Revolving Loan bearing interest at the LIBOR Rate.

     "LIBOR MARGIN" means two and one-half percent (2.50%); provided, however, that if Borrowers' quarterly compliance certificate prepared as of the end of a fiscal quarter establishes that Parent's EBITDA for the four fiscal quarters ending with such fiscal quarter equals or exceeds $30,000,000, the LIBOR Margin for the period commencing three Business Days after receipt of such compliance certificate and ending on the due date of the next due compliance certificate shall be two percent (2.00%).

     "LIBOR RATE" shall have the meaning as set forth in SECTION 6(a)(ii) hereof.

     "LIBOR RESERVE PERCENTAGE" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) applicable to any member bank with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of any LIBOR Loan is determined), whether or not Bank has any Eurocurrency liabilities subject to such reserve requirement at that time. All LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of credits for proration, exceptions or offsets that may be available from time to time to Bank.

     "LOANS" means the Revolving Loans.

     "NET CAPITAL EXPENDITURES" means, for any period, gross expenditures made during such period that are required to be capitalized for financial reporting purposes in accordance with GAAP, less such capital expenditures that are financed by third parties.

     "NET WORTH" of any Person means the sum of (i) total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP, plus (ii) indebtedness of borrowed money that has been subordinated to the Secured Obligations on terms and conditions acceptable to Bank.

     "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     "PRIME RATE" means the per annum rate of interest publicly announced by the Bank at its principal office as its "prime rate" or "base rate" as in effect on any particular day The Prime Rate is a reference rate used by the Bank in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

     "TANGIBLE NET WORTH" means, as applied to any Person, the Net Worth of such Person at the time in question, after deducting therefrom the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, intellectual property, unamortized excess cost of investment in subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

     "TERMINATION DATE" means the earliest of (i) the Maturity Date, (ii) the early termination of the Revolving Facility pursuant to SECTION 15(b) or
     (iii) the acceleration of the Secured Obligations by Bank pursuant to
     SECTION 13(b).

     "TYPE" means, with respect to a Loan, its classification as a LIBOR Loan or Contract Rate Loan.

     THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     ACCORDINGLY, Borrowers have executed this Agreement as of the day and year first above written.

                                    OMEGA PROTEIN CORPORATION


                                    By:
                                    Its: Executive Vice President


                                    OMEGA PROTEIN, INC.


                                    By:
                                    Its: Executive Vice President



Accepted in Dallas, Texas this December 20, 2000.

BANK OF AMERICA, N.A.


By:
Its:____________________________

                                   EXHIBIT A
                              CONDITIONS TO LOANS

     The items set forth below are required to be delivered, duly executed by the parties thereto and in form and substance acceptable to Bank in its sole discretion, and the actions and conditions set forth below are required to be fulfilled, as conditions to Bank's obligation to fund the Loans or extend the first financial accommodation to Borrowers under this Agreement:

(a)  Documents:

Revolving Credit Note in the principal amount of $20,000,000 made by Borrowers to the order of Bank (the "Revolving" Credit Note A)

Completed EXHIBITS B THROUGH D to this Agreement

Certified resolutions of the Board of Directors and Certificate of Incumbency for each Borrower

Certificate of Existence and Good Standing for Parent from Nevada Secretary of State

Certificate of Authority to do Business for Parent from the Secretary of State of Texas

Certified Articles of Incorporation and Bylaws of Parent

Certificate of Existence and Good Standing for OPI from the Virginia Secretary of State

Certificate of Authority to do Business for OPI from the Secretary of State of Louisiana, Mississippi and Virginia

Certified Articles of Incorporation and Bylaws of OPI

UCC-1 Financing Statements for Nevada, Texas, Louisiana, Mississippi, Virginia and each other state or jurisdiction where a Borrower is doing business or where any of the Collateral is located and for the counties in such states where a Borrower is doing business

To the extent not previously delivered to Bank, a Landlord Lien Waiver for each leased location where any Collateral is located.

Opinion of counsel to Borrowers addressed to Bank

Notice of Final Agreement

Releases of all Liens on, and termination statements with respect to financing statements covering, Collateral other than releases of Permitted Liens Officer's Closing Certificate

Evidence of insurance, including copies of policies, in compliance with the requirements of this Agreement and loss payable endorsements naming Bank as a loss payee

Lock Box Agreement with Bank

                                   EXHIBIT B

Part I

SUBSIDIARIES:

     Subsidiaries of Omega Protein Corporation
          Omega Shipyard, Inc., a Delaware corporation
          Protein Finance Company, a Delaware corporation
          Protein Operating Company, a Delaware corporation
          Omega Protein, Inc., a Virginia corporation
          Omega Nets, Inc., a Delaware corporation

     Subsidiaries of Omega Protein, Inc.
          Protein Securities Company, a Delaware corporation
          Northeast Organics, Inc., a Massachusetts corporation of which OPI owns 51% of the common stock
          Protein (U.S.A.), Inc., a Delaware corporation

Part II

EXISTING DEBT AND GUARANTIES

Trade payables incurred in the ordinary course of business

Title XI Loans in the aggregate principal amount not exceeding $16,000,000

Other debt not exceeding $350,000


PART III

DESCRIPTION OF PRINCIPAL BUSINESS

Borrowers are engaged in the processing, marketing and distribution of marine products and fats and in the production and sale of a variety of protein products derived from menhaden.

                                   EXHIBIT C

Part I

EXISTING LIENS:

Liens securing the Title XI Loans and other liens covering specific items of equipment


OTHER PERMITTED LIENS

     (a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with the GAAP;

     (b)  deposits or pledges to secure;

          (i)   statutory obligations;

          (ii)  surety or appeal bonds; or

          (iii) bonds for release of attachment, stay of execution or injunction;

     (c) statutory Liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property;

     (d) Liens existing on the date hereof and described above; and

     (e) Purchase money Liens permitted by the terms of this Agreement.; provided, however, that (i) such Lien is created contemporaneously with the acquisition of such property; (ii) such Lien attaches only to the specific items of property so acquired; and (iii) such Lien secures only the indebtedness incurred to acquire such property.

Part II

FINANCING STATEMENTS:

     Financing Statements covering equipment securing Title XI Loans and other financing statements covering specific items of equipment

                                   EXHIBIT D

Part I

CHIEF EXECUTIVE OFFICE/PRINCIPAL PLACE OF BUSINESS

1717 St. James Place, Suite 550
Houston, Texas 77056

LOCATIONS OF RECORDS RELATING TO ACCOUNTS RECEIVABLE

     Omega Protein, Inc.
     835-B Pride Drive
     Hammond, Louisiana 70404

Part II

LOCATIONS OF INVENTORY [LIST]

     See attachment

Part III

LOCATIONS OF EQUIPMENT [LIST]

     See attachment

Part IV

TITLE XI LOAN LOCATIONS

     See attachment

Part V

REAL PROPERTY

Owned real property:

     See attachment


Leased real property:
     See attachment

Part VI

TRADE AND FICTITIOUS NAMES

Trade names:

Fictitious names:

Trademarks:
1.  Omega Grow
2.  Omega Pure
3.  Silver Herring
4.  Special Select
5.  Omega Equis